Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

VACASA, INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.00001 par value per share	Other	21,101,244	$0.74(3)	$15,614,920.56	0.00011020	$1,720.77
Equity	Common Stock, $0.00001 par value per share	Other	133,808	$0.74(3)	$99,017.92	0.00011020	$10.92
Total Offering Amounts					$15,713,938.48		$1,731.69
Total Fee Offsets							-
Net Fee Due							$1,731.69

(1)	Represents (1) an additional 21,101,244 shares of Class A common stock, par value $0.00001 per share (“Common Stock”), of Vacasa, Inc. (the “Company”) that may be issued pursuant to the Vacasa, Inc. 2021 Incentive Award Plan (the “2021 Plan”), including shares that have been or may be recycled under the 2021 Plan, shares from an automatic annual increase in the number of authorized shares as of January 1, 2023 pursuant to the “evergreen” provision of the 2021 Plan, and an increase in the number of authorized shares under the 2021 Plan that was approved by the Company’s stockholders on May 23, 2023 at the Company’s annual meeting of stockholders; and (2) an additional 133,808 shares of Common Stock of the Company that may be issued pursuant to the Vacasa, Inc. 2021 Nonqualified Employee Stock Purchase Plan (the “ESPP”), which are shares from an automatic annual increase in the number of authorized shares as of January 1, 2023 pursuant to the “evergreen” provision of the ESPP.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the ESPP or 2021 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of the outstanding shares of Common Stock.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, the price per share is based on the average of the high and low prices per share of the Company’s Common Stock as reported on the NASDAQ Global Select Market on May 19, 2023.